Exhibit 10.18.1

THIRD AMENDMENT TO STANDARD LEASE Dated October 11, 2011 by and between FOUR-IN-ONE ASSOCIATES ("LESSOR") AND
ENDOLOGIX, INC. ("LESSEE")

This Third Amendment to the Standard Multi-Tenant Industrial Lease- Net ("Amendment") is made between Four-In-One Associates ("Lessor") and Endologix, Inc. ("Lessee"). Lessor and Lessee entered into the Standard Multi-Tenant Industrial Lease for the Premises within the building located at 1 Hughes Suite B, first and second floor- Net dated July 30, 2009 ("Lease") and First Amendment dated January 6, 2011. The Second Amendment dated April 5, 2011 for the Premises within the building located at 1 Hughes Suite B first and second floor and Suite A, second floor, in Irvine California.

Lessee and Lessor now desire to amend to include additional space located on the first floor of 1
Hughes, Suite A consisting of approximately 7,000 SF rentable square feet of space. Therefore, the Lease shall be amended as follows for the Original Premises of approximately 19,600 rentable square feet and the expansion suite located on the first floor of 1 Hughes, Suite A consisting of a total of approximately 7,000 rentable square feet of space. Therefore the Lease shall be amended as follows:

I. Premises:
The Premises shall consist of approximately 13,300 rentable square feet for Suite B and approximately 6,300 rentable square feet for Suite A upstairs, plus an additional 7,000
SF, Suite A downstairs. The total square footage leased is therefore approximately
26,600 rentable square feet.

II. Commencement & Term:
The Lease Term for the Third Amendment shall be May 1, 2012 and the expiration date for all occupancy is revised to September 30, 2014. The Lease term shall be 28 months.

III. Base Rent:
Base rental rate shall be per rentable square foot, per month effectively, on a Triple Net ("NNN") basis over the Lease term. Base Rent shall be payable upon the first (1st) day of each month commencing May 1, 2011. Base Rent lease terms for all premises shall change to be coterminous are reflect total occupancy per table below.

Period	Rent / S.F.	Rent S.F.	Total S.F.	Monthly Base Rent
March 1, 2011- February 28, 2012	$0.8000	19,600	19,600	$15,680.00
March 1, 2012 - April 30, 2012	$0.8264	19,600	19,600	$16,197.44
May 1, 2012 - December 31, 2012	$0.8264	19,600	26,600	$16,197.44
January 1, 2013 - February 28, 2013	$0.8264	26,600	26,600	$21,982.24
March 1, 2013 - February 28, 2014	$0.8490	26,600	26,600	$22,583.40
March 1, 2014 - September 30, 2014	$0.8740	26,600	26,600	$23,248.40

Exhibit 10.18.1

VI. Lessee Improvements:

(a)
In lieu of a cash reimbursement based tenant improvement allowance, Lessor shall grant Lessee eight (8) full months of free rent for the incremental 7,000 square feet covered by this Lease Amendment. The rent free period (the "Allowance") for the 7,000 square feet shall commence May 1, 2012 and end December 31, 2012 and is reflected in the Section III "Base Rent" table. This Allowance represents a cumulative value of forty six thousand two hundred and seventy dollars and forty cents ($46,278.40) for improvements to be made by Lessee during the first twelve (12) months of the Term, which shall be approved by Lessor as set forth in Paragraph VI (b), below.. In the event any of the Alterations rise to the level of requiring the issuance of a certificate of completion or certificate of occupancy from the City of Irvine, Lessee shall provide a copy of same provided, however, that Lessor and Lessee acknowledge and agree between themselves that no such certificate will be required for non-structural or cosmetic improvements.

(b)
Lessee shall be responsible for the completion of any Alterations. Plans and specifications for said Alterations shall be subject to Lessor review and approval for any structural Alterations, with such approval not be unreasonably withheld, conditioned or delayed. Lessor approval of non-structural or cosmetic improvements shall not be required. In the event Lessor fails to provide its approval to Lessee's plans and specifications within ten (10) business days after submission of same, Lessor shall be deemed to have approved such plans and specifications.

(c)     Lessor shall permit Lessee to install "Endologix" signage to the premises.
Signage to be consistent with city code and common practice in the immediate neighboring industrial area. Upon request from Lessor,

It is further agreed that all other terms and conditions contained in the referenced Lease Agreement, other than modified herein, shall remain in full force and effect. If any conflict between this Amendment and the lease should arise, the terms of this Amendment shall control.

Agreed and Accepted:

Lessor: Four-In-One Associates	Lessee: Endologix, Inc.
A California General Partnership	A Delaware Corporation
By: /s/ Richard Hunsacker	By: /s/ Todd Abraham
Title: GP	Title: VP, Operations
Date: 11/7/2011	Date: 11/7/2011